Exhibit 99.1

FOR IMMEDIATE RELEASE

Irving, Texas – May 5, 2026

Sow Good Secures $20 Million Non-Convertible Private Placement Credit Facility to Fund Critical Minerals Strategy

Flexible $20 million facility provides non-dilutive, non-convertible working capital to support the proposed Nachu Graphite acquisition and Sow Good’s transition to a critical minerals and battery anode developer

Sow Good Inc. (Nasdaq: SOWG) (“Sow Good” or the “Company”), today announced that it has executed a term sheet for a $20 million Line of Credit (the “Facility”) on a private placement basis with Sagol Advisors, a New York based institutional investment manager. The Facility is subject to the negotiation and execution of definitive credit documentation and will provide working capital as the Company advances its proposed acquisition of the Nachu Graphite Project in Tanzania and its broader transition into critical minerals and battery anode materials.

Key Points

●	$20 Million Available. The Facility gives the Company access to up to $20 million. Funds are drawn as needed. The Company only pays interest only on amounts actually drawn.

●	Flexible Draw Mechanics. The Company can draw in multiple tranches of at least $500,000 over a 24-month availability period, with management controlling the pace and size of each draw.

●	24-Month Term. The Facility matures 24 months from the date of the first draw. The Company may repay early at any time, without penalty.

●	Interest. The facility will accrue interest at the greater of (i) 10% per annum and (ii) WSJ Prime + 3.25%, in either case payable monthly.

●	Use of Proceeds. Funds will support day-to-day operations and ongoing strategic initiatives, including activities related to the proposed Nachu Graphite acquisition.

●	Subject to Definitive Documentation. Closing is subject to negotiation of final agreements and other customary closing conditions. Full material terms will be disclosed in a Form 8-K filed with the SEC upon closing of the private placement.

●	Non-Convertible. The Facility is not convertible into equity or any other securities of the Company. The lender does not receive any warrants, conversion rights, or other equity participation

Why This Matters

In April 2026, Sow Good announced a proposed acquisition of the Nachu Graphite Project, an advanced-stage graphite development asset in southern Tanzania. If completed, that transaction would position Sow Good as a critical minerals and battery anode developer. The proposed transaction comes amid heightened focus on U.S. domestic supply chains for EV and energy storage materials. The Facility provides working capital runway to execute that transition.

Management Commentary

In connection with the Facility, Sam Goldberg, Chief Executive Officer of Sow Good commented: “This facility gives us the financial flexibility to execute our critical minerals strategy on our timeline, not the market’s. With $20 million of committed capital available as we need it, we can advance the proposed Nachu acquisition and our broader transition with confidence.”

About Sow Good Inc.

Sow Good Inc. (Nasdaq: SOWG) is a U.S.-based company headquartered in Irving, Texas. The Company manufactures and markets freeze-dried candy and snack products under its Sow Good brand, sold through wholesale, retail, and direct-to-consumer channels in the United States.

In April 2026, Sow Good announced a proposed acquisition of the Nachu Graphite Project, an advanced-stage graphite development asset in the Ruangwa District of southern Tanzania. If completed, this acquisition would position Sow Good as a critical minerals and battery anode developer, while continuing its consumer products operations as a separate segment. The proposed acquisition is subject to stockholder approval, Tanzanian regulatory approvals, and other customary closing conditions.

More information is available at www.sowginc.com and in the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not statements of historical fact are forward-looking statements.

Forward-looking statements can often be identified by words such as: “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “seek,” “pursue,” “potential,” “continue,” “advance,” and similar expressions.

Forward-looking statements in this press release include, without limitation, statements about: (i) closing of the Facility and satisfaction of conditions; (ii) anticipated use of proceeds; (iii) the Company’s ability to draw funds; (iv) the proposed Nachu Graphite Project acquisition and its expected timeline and benefits; (v) the Company’s strategic direction as a critical minerals developer; and (vi) anticipated benefits of the Facility to the Company’s operations.

These statements reflect management’s current beliefs and expectations. They are not guarantees. Actual results may differ, sometimes materially, from those expressed or implied in any forward-looking statement.

Do not place undue reliance on any forward-looking statement. Forward-looking statements are made as of the date of this press release. The Company does not undertake any obligation to update them except as required by applicable law.

In connection with the Nachu acquisition, the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”) an Information Statement pursuant to Section 14(c) of the Exchange Act of 1934 (the “Information Statement”), in preliminary and definitive form, and other required documents regarding the Nachu acquisition with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE INFORMATION STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE NACHU ACQUISITION, AND THE RELATED RISKS AND RELATED MATTERS.

The Information Statement will be mailed to stockholders of the Company. Investors will be able to obtain free copies of the Information Statement, as may be amended from time to time, and other relevant documents filed by the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by the Company, including the Information Statement (when available), will be available free of charge from the Company’s website at www.sowginc.com under the “Investors” tab.

For a more complete description of risks, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, available at www.sec.gov.

Contact Information

Sow Good Inc.

Sam Goldberg, Chief Executive Officer

sgoldberg@sowgoodinc.com

www.sowginc.com

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